Exhibit 10.13






February 18, 1997




Mr. Roy L. Bliss
2868 East 72 Street
Tulsa, Oklahoma 74136

Re:  Resignation Agreement

Dear Roy:

     This letter agreement sets forth our mutual understanding and agreement regarding your voluntary resignation of employment with United Video Satellite Group, Inc. ("UVSG"), including without limitation its divisions, subsidiaries, affiliates and related organizations (collectively with UVSG, the "Company"). The following are the terms of your resignation:

     1. You hereby confirm your resignation, effective December 3, 1996, as an employee of the Company and as President and Chief Operating Officer and a director of UVSG and as a officer or director of any of its divisions, subsidiaries, affiliates and related organizations. You will promptly vacate your office at the Company, leaving all Company property and returning to the Company all Company property you may have outside that office.

     2. Subject to paragraph 8, you will be entitled to receive a bonus for 1996, payable in 1997, determined in a manner consistent with the Company's historical practice as though you had not resigned and your employment had continued through 1996. It is currently estimated to be between $200 - $220,000.

     3. Subject to paragraphs 13 and 15 of this letter, you will be paid through January 24, 1999, in accordance with the Company's practice for payment of employees generally, at the following annual rates:


            Period                  Annual Salary
            ------                  -------------

     Through 12/31/96                  $421,875
     1/1/97 through 12/31/97           $474,609
     1/1/98 through 1/24/99            $533,936


     In addition, subject to paragraphs 13 and 15 of this letter, you will be paid after January 24, 1999 and until December 3, 1999, in accordance with the Company's practice for payment of employees generally, at an annual rate of $210,938. During the non compete payment period commencing on January 24, 1999, you will provide to the Company at the end of each quarter a certification as to whether or not you have commenced full-time employment or work as a full-time consultant. The Company's obligation to make payments under this paragraph 3 for any period after January 24, 1999 shall terminate at the time you commence full-time employment or work as a full-time consultant.

     4. Stock options on 750,000 shares of UVSG common stock granted to you by the Company in 1993 may be exercised by you in accordance with their terms during the three month period after the termination of your employment as specified in the plan governing such option grants. Additionally, UVSG is prepared to acquire up to 457,044 freely tradable shares at a 10% discount to the 30 day average closing price of UVSG stock preceding the execution of this agreement. After six months the company would be willing to acquire up to an additional 191,880 shares under the same formula above.

     5. You hereby relinquish any claim that you may have had to stock options that were authorized by the Compensation Committee of the UVSG Board of Directors in April 1996 and acknowledge that the only stock options granted by UVSG in which you have an interest after the date hereof are those referred to in paragraph 4. The Company will make a cash payment to you on March 13, 1997 if the average closing sale price of the Company's Class A Common Stock on the Nasdaq National Market for the 10 trading days immediately preceding March 3, 1997 exceeds $22.75, such payment to be in an amount equal to the amount of such excess times 262,500.

     6. Through January 30, 1999, the Company, at its expense, will pay the cost to you of health and dental coverage including disability coverage comparable to that available to its employees generally, or if you are ineligible to participate in the Company's plans, coverage from an alternative source comparable to what you received as an employee immediately prior to termination of your employment. Your right to participate in other benefits provided by the Company to its employees, including the Company's 401(k) and SERP will terminate immediately.

     7. You agree never to disparage or speak ill of the Company or Tele-Communications, Inc. or any of their products, services, affiliates, subsidiaries, officers, directors, employees, agents, representatives, partners or stockholders.

     8. You acknowledge that you have a loan payable to the Company in the outstanding balance of $509,444 as of December 31, 1996, plus accrued interest thereon subsequent to such date. The Company shall apply the bonus payable to you under paragraph 2 to the outstanding balance of such loan. Any remaining portion of the loan and accrued interest will be repaid by you by March 31, 1997.

     9. You agree that you will not assert or bring any claims of any kind whatsoever against the Company or any of its affiliates, subsidiaries, officers, directors, employees, agents, representatives, partners or stockholders in connection with your employment or resignation from employment. You specifically release the Company or any of its affiliates, subsidiaries, officers, directors, employees, agents, representatives, partners and stockholders from all claims and demands, including without limitation claims for compensation or damages, or any nature whatsoever that you may have, up to and including the date of this letter, whether known or unknown, on account of or in any way arising out of or relating to your relationship with the Company as an employee or director, including your resignation as an officer and employee of the Company.

     10. You agree to comply with the obligations stated in Sections 6 and 7 of the Employment Agreement between you and UVSG dated November 16, 1993, as amended by that First Addendum and Amendment to Employment Agreement dated January 25, 1996 (the "Employment Agreement"). To the extent the agreements are inconsistent this agreement shall supersede the prior agreements.

     11. You agree that you will not disclose or communicate any information concerning the agreement reflected in this letter, or the fact of its existence, to any person other than your spouse, accountant and/or attorney who shall agree to keep it confidential.

     12. The amounts payable and other benefits due under this letter are in lieu of any amounts that would otherwise be payable or due to you arising out of your employment or resignation from employment with the Company and are inclusive of all amounts that might be payable to you for accrued vacation and under any formal or informal severance plan or arrangement of the Company, including payments due under the Employment Agreement. All payments pursuant to this letter will be subject to applicable federal and state withholding requirements. This letter contains your complete understanding regarding the compensation and benefits to be paid to you as a result of your resignation and separation of employment from the Company.

     13. You recognize that it would be difficult to ascertain damages the Company would incur in the event of a breach or a threatened breach by you of the provisions of this letter, including but not limited to the provisions of paragraphs 7, 10 and 11 hereof. Accordingly, you agree that you will not oppose any injunctive or other equitable relief sought by the Company in any court of competent jurisdiction. You agree that in the event you violate any of the provisions of this letter, including but not limited to the provisions of paragraphs 7, 10 and 11 hereof, you shall be liable to the Company in the amount of $200,000 as liquidated damages (and not as a penalty).

     14. This letter shall be governed in all respects, including its validity, interpretation and effect, by the internal laws of the State of Oklahoma, without giving effect to the principles of conflict of laws. You and the Company hereby irrevocably submit to the jurisdiction and venue of the courts of the State of Oklahoma and the federal courts of the United State located in the county of Tulsa, Oklahoma, and hereby agree that any action, suit or proceeding for the interpretation or enforcement of the provisions of this letter shall be heard and determined in a state or federal court situated in Tulsa, Oklahoma.

     15. The agreement reflected in this letter shall be effective on your execution thereof; however, the Company's obligation to make any payments to you under paragraphs 2 or 3 hereof after December 31, 1996 shall be conditional upon your executing a separate release of claims you may have against the Company under the Age Discrimination in Employment Act of 1967, as amended, and upon not at any time revoking your release thereunder.

     You are encouraged to seek the advice of and consult with competent legal counsel in order to fully understand your rights and duties under this letter, and to fully understand the rights you may be waiving or compromising by virtue of signing this letter.

     If this letter correctly expresses our understanding and agreement, please sign the duplicate original of this letter in the space provided and return it to be.

Very truly yours,



David P. Beddow
President



Acknowledged, accepted and
agreed to by:

__________________________
Roy L. Bliss


__________________________
Date